EXHIBIT 99.1

1259 NW 21st Street

Pompano Beach, FL 33069

NEWS

December 1, 2009

FOR MORE INFORMATION:

954-917-4114

HOWARD L. EHLER, JR.

CHIEF OPERATING OFFICER

IMPERIAL INDUSTRIES, INC. REPORTS

FOURTH AMENDMENT TO FORBEARANCE AGREEMENT

AND CREDIT FACILITY WITH ITS COMMERCIAL LENDER

Pompano Beach, FL………Imperial Industries, Inc. (Nasdaq CM: “IPII”) announced today that the Company and the assignee for the benefit of creditors of its subsidiary, Just-Rite Supply, Inc., entered into a Fourth Amendment to its Forbearance Agreement with its commercial lender to extend the terms of the credit facility from November 30, 2009 to January 29, 2010. The Fourth Amendment provides for the lender’s continued funding under the credit facility, notwithstanding the Company’s and assignee’s recent non-compliance of certain terms set forth in the Forbearance Agreement as previously amended, subject to a existing maximum credit of $100,000. The Fourth Amendment also established payment terms of $10,000 per week for certain Just-Rite lease obligations in default in the principal amount of approximately $164,000. The Company is a guarantor of such lease obligations.

There can be no assurance that the Company will receive additional extensions of its amended credit facility upon termination of the Forbearance Agreement, or obtain continued forbearance and funding from the Lender on terms acceptable to the Company, or that such financing will be available at all at the end of the Forbearance period.

For further information and a more complete description of the terms of the Assignment for the Benefit of Creditors and Forbearance Agreement, as amended please refer to the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on December 1, 2009.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the State of Florida. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiary, Premix-Marbletite Manufacturing Co. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including changes in economic, business, and competitive market conditions, and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors.”  The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.